Exhibit 99.1


THE COCA-COLA COMPANY
NEWS RELEASE                             Media Relations Department
                                         P.O. Box 1734, Atlanta, Georgia 30301
                                         Telephone (404) 676-2121

FOR IMMEDIATE RELEASE                    CONTACT: Sonya Soutus
                                                  (404) 676-2683


              IRIAL FINAN TO LEAD COCA-COLA BOTTLING RELATIONSHIPS
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         ATLANTA, June 15, 2004 -- The Coca-Cola Company today announced that
Irial Finan has been named president, Bottling Investments, a newly established position responsible for managing the Company's equity investments in bottler operations and overseeing the operations of Company-owned bottlers around the world. In total, these combined investments in Coca-Cola bottlers have a current market value of more than $11 billion.

         Mr. Finan was most recently chief executive officer of Coca-Cola Hellenic Bottling Company SA, and has spent 23 years working within the Coca-Cola bottling system. He will report to E. Neville Isdell, chairman and chief executive officer. It is expected that Mr. Finan will serve on the boards of directors of certain of the Company's equity investments and coordinate the Company's board representation with others. The general managers of the Company-owned bottlers will report to Mr. Finan effective August 1, 2004.

         Mr. Isdell said, "Irial is a world-class executive with a proven track record of achievement in the beverage industry. We are absolutely delighted he will be assuming this vital role, which, in itself, underscores the critical importance of bottler success all around the world.

         "This appointment and structure will result in a totally new model for managing our consolidated bottling investments by creating what is essentially an internal bottler that will interact with our concentrate business in the same way as our independent bottlers. In the past, I do not believe we have managed our significant investment in bottling through the prism of a bottler.

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         "This new structure underscores my strong belief that we must view our
Company-owned bottling operations as strategic investments. Such a significant change in orientation requires leadership of exceptional skill and experience. Irial is uniquely qualified to build and optimize the strategic asset our bottling operations represent and to realize our vision for them.

         "Under Irial's leadership, we will bring a true investment perspective to the bottlers where we hold significant equity and a greater focus to managing our Company-owned bottling operations. Additionally, our operating leaders will now be free to devote their full attention to our marketing, innovation, and relationship-building efforts in all of our markets. Irial is a unique asset to the Coca-Cola family, and we are delighted to have him join us here in Atlanta," Isdell said.

         Mr. Finan said, "I am very pleased to return to the Coca-Cola family and to put my experience and knowledge of the system back to work. Our business is about providing great products to our customers and consumers. The key to doing this is to have great people executing in the marketplace in a world-class way. I'm happy to be a part of what I believe will be a very exciting future for our system."

         Mr. Finan has served in positions of increasing responsibility in the Coca-Cola system since 1981. From 2000 to 2003, Mr. Finan served as chief executive officer of Coca-Cola Hellenic Bottling Company SA, during which time he managed the merger integration of Coca-Cola Beverages plc and Hellenic Bottling SA and led the combined company in 26 countries. From 1995 to 1999, he served as managing director of Molino Beverages, with responsibility for expanding markets including the Republic of Ireland, Northern Ireland, Romania, Moldova, Russia and Nigeria. Prior to that, Mr. Finan worked in several markets across Europe. Mr. Finan is also a non-executive director of Eircom plc, and chairman of that company's Audit Committee.

         The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, the Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through

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the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day.

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